Exhibit (l)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 333-114562 of the Everlake Financial Advisors Separate Account I (the “Account”) on Form N-4 of our report dated April 5, 2024, relating to the financial statements and financial highlights of each of the Sub-Accounts comprising the Account appearing in Form N-VPFS of the Account for the year ended December 31, 2023, and to the references to us under the headings “Financial Statements” and “Other Service Providers” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 12, 2024